Exhibit 10.1

Restricted Stock Unit Agreement #

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Agreement”) is made as of the award date set forth in the grant (the “Grant Date”), between WOLVERINE WORLD WIDE, INC., a Delaware corporation (“Wolverine”), and the employee identified in the grant (“Employee”).

The Wolverine World Wide, Inc. Stock Incentive Plan of 2016 (the “Plan”) is administered by the Compensation Committee of Wolverine’s Board of Directors (the “Committee”). The Committee has determined that Employee is eligible to participate in the Plan and has awarded restricted stock units to Employee, subject to the terms and conditions contained in this Agreement and in the Plan.

The Committee has awarded to Employee restricted stock units of Wolverine subject to the terms, conditions and restrictions contained in this Agreement and in the Plan (the “Restricted Stock Unit Award”). Employee acknowledges receipt of a copy of the Plan and accepts this restricted stock unit award subject to all of the terms, conditions, and provisions of this Agreement and the Plan.

1.    Award. Wolverine hereby awards to Employee the Restricted Stock Unit Award consisting of the number of restricted stock units as set in the grant (the “Restricted Stock Units”),which shall be eligible to vest in in accordance with the terms of this Agreement and the Plan. Each Restricted Stock Unit shall represent the right to receive on the applicable vesting date one share of common stock of the Company (“Common Stock”) together with any unpaid Dividend Equivalent (as defined below) thereon or, at the option of the Committee, a cash payment in an amount equal to the Fair Market Value (as defined in the Plan) of a share of Common Stock multiplied by the number of shares of Common Stock that vest hereunder, together with any unpaid Dividend Equivalent thereon in respect of the vested Restricted Stock Units for which the Company elects to pay cash, subject to any applicable withholdings required by applicable laws.

2. Consideration.  Employee acknowledges that the Award referenced in Section 1 as well as any discretionary cash bonus that Employee receives from the Company on February 17, 2017 constitute adequate consideration for the execution of the Employee Confidentiality, Intellectual Property Protection, and Restrictive Covenant Agreement.

3.    Transferability. Until the Restricted Stock Units vest as set forth in this Agreement, the Plan provides that Restricted Stock Units granted under this Agreement are generally not transferable by Employee except by will or according to the laws of descent and distribution, and further provides that all rights with respect to the Restricted Stock Units are exercisable during Employee’s lifetime only by Employee, Employee’s guardian, or legal representative.

4.    Vesting. Except as otherwise provided in this Agreement, the Restricted Stock Units awarded pursuant to this Agreement shall vest as follows: twenty percent (20%) at the end of the first, twenty percent (20%) at the end of the second, thirty percent (30%) at the end of the third, and thirty (30%) at the end of the fourth year anniversary of the Grant Date, respectively.

5.    Termination of Employment Status.

(a)    If the Employee’s employment with Wolverine or any of its subsidiaries is terminated prior to the date on which the Restricted Stock Units vest hereunder, any then unvested Restricted Stock Units shall be automatically forfeited with no consideration due to the employee.

(b)    Notwithstanding the above, if the Employee’s employment with Wolverine or its subsidiaries terminates due to the Employee’s (a) death; (b) disability (as defined in Wolverine’s Long-Term Disability Plan) resulting in termination of employment; or (c) the voluntary termination by Employee of all employment with Wolverine and its subsidiaries if Employee has attained 59 years of age and ten years of service as an employee of Wolverine or its subsidiaries, absent a determination to the contrary by the Committee (after taking into consideration the Factors, as defined in 5(c), below) within fourteen days following a termination of employment (the “Determination Period”), any then unvested Restricted Stock Units will immediately vest in full (subject to subsection (c) below).

(c)    In the absence of any contrary determination by the Compensation Committee during the Determination Period and provided Employee has entered into an Acceleration Agreement before the expiration of the Determination Period and otherwise meets the conditions of 5(A)(c), unvested Restricted Stock Units shall vest on the date immediately following the last day of the Determination Period, except as provided in Section 5(e) below. For purposes of this Section 5, “Factors” that would result in a determination to the contrary by the Compensation Committee shall include the Employee’s: (i) inadequate job performance; (ii) inadequate notice of resignation; (iii) intention for comparable future employment at a third party organization; (iv) intention for future employment or other service or advisory relationship with a competitor of the Company; or (v) any other similar consideration.

(d)     Notwithstanding anything in the Plan to the contrary, except as provided in subsection (e) below, to the extent assumed or substituted by an acquiror in the Change in Control, the Restricted Stock Units shall not immediately vest upon a Change in Control, but if Employee’s employment is terminated by Wolverine without Cause or by Employee for Good Reason, in each case, within the twenty-four (24) month period following the Change in Control, the Restricted Stock Units shall immediately vest and become payable. If Employee is party to an employment or other severance-benefit agreement that contains a definition of “Good Reason,” the definition set forth in such agreement will apply hereunder for so long as such agreement is in effect; if Employee is party to multiple such agreements, “Good Reason” under any such agreement shall count as “Good Reason” for purposes of this Agreement.

If Employee is not party to any such agreement, “Good Reason” shall mean any of the following and the below notice provision shall apply: (i) a reduction in Employee’s base salary, annual bonus opportunity, or long-term incentive opportunity; (ii) failure by the Company or its Subsidiaries to pay amounts owed to Employee as salary, bonus, deferred compensation or other compensation; (iii) any material adverse change to Employee’s position, duties, responsibilities, reporting responsibilities or title; or (iv) any requirement that the Employee be based at a location that is more than twenty-five (25) miles from his or her regular place of employment immediately before the Change in Control, unless such change results in a shorter commute for Employee. Notwithstanding the foregoing, no termination of the Employee’s employment shall be for Good Reason unless (i) termination of the Employee’s employment (or notice of the Grantee’s intent to terminate employment) occurs during the twenty-four (24) month period following the Change in Control, and (ii) Employee gives the Company written notice within ninety (90) days of the Grantee obtaining knowledge of circumstances giving rise to Good Reason (describing in reasonable detail the circumstances and the Good Reason event that has occurred) and the Company does not remedy these circumstances within thirty (30) days of receipt of such notice.

Employee’s rights under this sub-Section (d) are in addition to any other rights Employee has under this Section 5.

(e)    Notwithstanding Section 5(d), if, at any time during the vesting period of the Restricted Stock Units, Employee is or becomes eligible to terminate his or her employment with Wolverine or its subsidiaries due to Retirement (without regard to the application of any Factors or any Determination Period), the Restricted Stock Units shall immediately vest in full upon the Change in Control.

(f)    If, in connection with a Change in Control, the Restricted Stock Units are not assumed or continued, or a new award is not substituted for the Restricted Stock Units by the acquirer or survivor (or an affiliate of the acquirer or survivor) in accordance with the provisions of Section 13(b) of the Plan, the Restricted Stock Units will automatically vest in full upon the occurrence of such Change in Control.

6.    Employment by Wolverine. The Agreement and the Restricted Stock Unit Award under this Agreement shall not impose upon Wolverine or any Subsidiary any obligation to retain Employee in its employ for any given period or upon any specific terms of employment. Wolverine or any Subsidiary may at any time dismiss Employee from employment, free from any liability or claim under the Plan or this Agreement, unless otherwise expressly provided in any written agreement with Employee.

7.    Stockholder Rights.    The Employee (or the Employee’s permitted transferees) shall not have any voting and liquidation rights with respect to the Restricted Stock Units or the underlying Common Stock represented thereby unless and until shares of Common Stock are actually issued to the Employee upon vesting of the Restricted Stock Units, in accordance with the terms of this Agreement. Employee shall be paid a dividend equivalent (“Dividend Equivalent”) in the form of cash, with respect to any cash dividend, and additional Restricted Stock Units, with respect to any stock dividend, as of each dividend payment date, if any, in respect of which dividends are paid on Common Stock underlying the Restricted Stock Units prior to vesting of the award (or any portion of the award). Such Dividend Equivalent shall be computed by multiplying the amount of the cash dividend or the amount of the stock dividend, as applicable, declared and paid per share of Common Stock by the number of Restricted Stock Units held by Employee on the record date for the payment of such dividend. Any stock dividends declared on the Common Stock underlying the Restricted Stock Units prior to vesting of the award (or any portion of the award) will be credited by the Company for the Employee’s account and will be paid to Employee on the applicable vesting date with respect to the applicable Restricted Stock Units that vest. Any cash Dividend Equivalent will be paid within seven days of the payment date of such cash dividend, and, for the avoidance of doubt, will be paid on unvested Restricted Stock Units. Upon vesting of the Restricted Stock Units and issuance to Employee of underlying shares of Common Stock, if applicable, Employee shall have all stockholder rights, including the right to transfer the underlying shares of Common Stock, subject to such conditions as Wolverine may reasonably specify to ensure compliance with applicable federal, provincial and state securities laws.

8.    Withholding. Wolverine or one of its subsidiaries shall be entitled to (a) withhold and deduct from Employee’s future wages (or from other amounts that may be due and owing to Employee from Wolverine or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all applicable federal, state and local withholding and employment-related tax requirements attributable to the Restricted Stock Units award under this Agreement, including, without limitation, the award, vesting, or settlement of Restricted Stock Units and any Dividend Equivalents; or (b) require Employee promptly to remit the amount of such withholding to Wolverine or a Subsidiary before taking any action with respect to the Restricted Stock Units. Unless the Committee provides otherwise, withholding may be satisfied by withholding shares of Common Stock to be received by Employee pursuant to this Agreement or by delivery to Wolverine or a Subsidiary of previously owned Common Stock of Wolverine.

9.    Section 409A of the Code.
(a)    If Employee is deemed on the date of his or her termination of employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A of the Code, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in this Agreement.
(b)    For purposes of Section 409A, each payment made hereunder will be treated as a separate payment.
(c)    With regard to any payment considered to be nonqualified deferred compensation under Section 409A of the Code, to the extent applicable, that is payable upon a Change in Control or other similar event, to avoid the imposition of an additional tax, interest or penalty under Section 409A of the Code, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.
(d)    This Restricted Stock Unit Award is intended to comply with, or be exempt from, the requirements of Section 409A of the Code and shall be interpreted consistent with this intent. Notwithstanding the foregoing, neither the Company, any affiliate of the Company, the Committee, nor any other person shall have any liability to Employee with respect to the foregoing.
10.    Effective Date. This Restricted Stock Unit Award shall be effective as of the Grant Date.

11.    Agreement Controls. The Plan is hereby incorporated in this Agreement by reference. Capitalized terms not defined in this Agreement shall have those meanings provided in the Plan. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the provisions of the Agreement shall control.

WOLVERINE WORLD WIDE, INC.

/s/ Michael D. Stornant
Michael D. Stornant
Sr Vice President and Chief Financial Officer